Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
ESSA Pharma Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
In U.S. Dollars
	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$93,099,051.50(1)(2)	0.00015310	$14,253.46(3)
Fees Previously Paid	$0		$—
Total Transaction Valuation	$93,099,051.50
Total Fees Due for Filing			$14,253.46
Total Fees Previously Paid			$—
Total Fee Offsets			$—
Net Fee Due			$14,253.46
Capitalized terms used below but not defined herein have the meanings assigned to such terms in the Business Combination Agreement, dated July 13, 2025, by and among ESSA Pharma Inc. (the “Registrant”), XenoTherapeutics, Inc., Xeno Acquisition Corp. and XOMA Royalty Corporation.
(1)
Title of each class of securities to which the transaction applies: common shares, without par value (the “Registrant Common Shares”), of ESSA Pharma Inc.

(2)
Aggregate number of securities to which transaction applies: As of the close of business on July 29, 2025, the maximum number of Registrant Common Shares to which this transaction applies is estimated to be 47,258,550, which consists of:

(a)
44,338,550 issued and outstanding Registrant Common Shares entitled to receive the per share consideration of up to $1.97 per share (the “Consideration”), which consists of a $1.91 per share cash payment and one contingent value right that could result in an additional cash payment of up to $0.06; and

(b)
2,920,000 Registrant Common Shares subject to outstanding and unexercised Warrants.

(3)
Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 29, 2025, the underlying value of the transaction was calculated as the sum of:

(a)
the product of 44,338,550 Registrant Common Shares and the per share Consideration of $1.97; and

(b)
the product of 2,920,000 Registrant Common Shares subject to the Warrants and $1.9699, which is the difference between the Consideration of $1.97 per share and the exercise price of the Warrants of $0.0001.

(4)
In accordance with Section 14(g) and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the sum calculated in note (2) above by 0.00015310.